EXHIBIT 10.44

Toys“R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470

February 12, 2013
Mr. Gerald L. Storch
c/o Toys“R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470

Dear Jerry:

This letter confirms our agreement, effective February 7, 2013, to commence a search for a new Chief Executive Officer of Toys “R” Us, Inc. (the “Company”). During this transition period, you will continue to serve as Chief Executive Officer of the Company. We are pleased that you have agreed to continue to serve as requested as Chairman of the Board of Directors of the Company (the “Board”).

During this transition period, you will continue to be employed pursuant to that certain Employment Agreement dated as of December 10, 2012 by and between the Company and you, as amended (the “Employment Agreement”), under which, among other things, you will continue to receive your base salary at the same rate as currently in effect and will continue to be eligible for all benefits and perquisites made available to other senior executives of the Company, except that you shall not be eligible to receive any further equity or cash grants under the Company’s 2010 Incentive Plan, as amended, or any replacement plans.

This letter also confirms that, notwithstanding anything in the Employment Agreement to the contrary, upon any separation of your service with the Company for any reason (either at the election of the Company or at your election following seven (7) days advance written notice by you to the Company), such separation will be treated as a resignation by you for “Good Reason,” as such term is defined in, and in accordance with the terms of, your Employment Agreement (except that any required notice by you and Company cure periods that may otherwise apply thereunder are hereby waived). As such, in connection with such separation, subject to your satisfaction of the requirements to execute (and not revoke) the Separation and Release Agreement substantially in the form attached to your Employment Agreement (the “Release”), you will be entitled to the severance benefits outlined in Section 7(c) of your Employment Agreement in accordance with the Company’s standard practices and as otherwise required to be paid pursuant to the terms of your Employment Agreement. As per your Employment Agreement, you will also be eligible to participate, on a prorated basis, in the Company’s management incentive plan based on the days you work in fiscal 2013 through the date of your separation from service with the Company (the “Separation Date”).

EXHIBIT 10.44

Further, we have agreed that the “Restricted Period” for purposes of the non-competition clause contained in your Employment Agreement will begin to run on February 7, 2013.

Additionally, this letter confirms that we have agreed to allow you to sell to the Company, at the valuation date next occurring after the date of this letter, the 74,766 shares of common stock of the Company that you purchased in 2006 under the 2005 Management Equity Plan, as amended and restated (the “2005 Plan”) for a per share purchase price equal to the Fair Market Value (as defined in the 2005 Plan) as determined on the valuation date, notwithstanding anything contained in the 2005 Plan to the contrary. Also, to confirm, you shall be permitted to conduct a net cashless exercise of any vested stock options that you hold (to cover the exercise price and statutory tax withholdings payable in respect thereof). For the avoidance of doubt, your Separation Date shall be your date of termination of employment for purposes of the vesting of any stock options or performance shares that you may hold in the Company and for triggering any exercise periods relating to any such stock options, and that such a termination shall also be deemed a termination by the Company without “Cause” as defined in, and in accordance with the terms of, the applicable governing equity agreements.

Jerry, the Board remains grateful for your contributions and incredible devotion over the past 7 years. We have the utmost respect for you and sincerely believe that you can and will continue to make valuable contributions to the Company. We thank you for your professionalism through this time of change for the Company.

Please acknowledge your agreement to the terms of this letter below, at which time this agreement shall become binding on the parties hereto.

Warmest regards,

/s/ David J. Schwartz
David J. Schwartz
Executive Vice President &
General Counsel
Toys “R” Us, Inc.

AGREED & ACKNOWLEDGED this 12TH day of February, 2013:

/s/Gerald L. Storch
Gerald L. Storch